Exhibit 3.5

                          Sinkler & Boyd, P.A.
                           160 East Bay Street
                  Charleston, South Carolina 29401-2120



                            January 16, 1997



Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, Illinois  60181


     Re:     Insured  Municipals  Income  Trust  and  Investors'
     Quality
                   Tax-Exempt Trust, Multi Series 286

Gentlemen:

     We have acted as special South Carolina counsel to you with respect to Insured Municipals Income Trust and Investors' Quality Tax-Exempt Trust, Multi Series 286, (the "Fund") and the issuance by the Fund of units of fractional undivided interests (the "Units") in the South Carolina Investors' Quality Tax-Exempt Trust, Series 85 (the "Trust") . This Trust is one of the several state trusts which comprise the Fund. The Fund has been established under a Trust Indenture and Agreement dated the date hereof between you as the Depositor and The Bank of New York through its Wall Street Trust division, as the Trustee. The ownership of Units will be evidenced by certificates (the "Certificates") executed by you and the Trustee and sold to various investors (the "Certificateholders"). Each state trust will be administered as a distinct entity with separate certificates, expenses, books and records. Each Unit represents a fractional undivided interest in the principal and net income of the Trust. The assets of the Trust will consist of interest-bearing obligations issued by or on behalf of the State of South Carolina or counties, municipalities, political divisions and agencies or instrumentalities of the State of South Carolina, and may consist of interest-bearing obligations issued by the Government of Puerto Rico.

     You have requested our opinion as to the application of South Carolina state income and ad valorem taxes to the Trust and to the Certificateholders with respect to the ownership of one or more Units. In rendering our opinion we have, with your approval, relied on the opinion of Messrs. Chapman and Cutler, of even date herewith, that, for Federal income tax purposes the Trust is not an association taxable as a corporation but will be governed by the provisions of subchapter J (relating to trusts) of Chapter 1, Internal Revenue Code of 1986, as amended.

     On the basis of the foregoing and upon our examination into and conclusions relating to the applicable law of South Carolina we are of the opinion that:

     (1) By the provision of paragraph (j) of Section 3 of Article X of the South Carolina Constitution (revised 1977) intangible personal property is specifically exempted from any and all ad valorem taxation.

     (2) Pursuant to the provisions of S. C. Code Ann. Section 12-7-430(b), as interpreted by South Carolina Revenue Ruling #91-15, interest from obligations issued by the State of South Carolina or any of its political subdivisions, as well as interest derived from bonds issued by the Government of Puerto Rico, which is exempt from federal income taxes is exempt from South Carolina income taxes and that the exemption so granted extends to all recipients of interest paid thereon through the Trust. (This opinion does not extend to so-called 63-20 obligations.)

     (3) The income of the Trust would be treated as income to each Certificateholder of the Trust in the proportion that the number of Units of the Trust held by the Certificateholder bears to the total number of Units of the Trust outstanding. For this reason, interest derived by the Trust that would not be includable in income for South Carolina income tax purposes when paid directly to a South Carolina Certificateholder will be exempt from South Carolina income taxation when received by the Trust and attributed to such South Carolina Certificateholder.

     (4) Each Certificateholder will recognize gain or loss for South Carolina state income tax purposes if the Trustee disposes of a Bond (whether by sale, payment on maturity, retirement or otherwise) or if the Certificateholder redeems or sells his Certificate.

     (5) The Trust would be regarded, under South Carolina law, as a common trust fund and therefore not subject to taxation under any income tax law of South Carolina.

     We hereby consent to the filing of this opinion as an exhibit to Registration Statement No. 333-17221 and to the reference to our firm in such Registration Statement and the Preliminary Prospectus included therein.

                                    Very truly yours,

                                    Sinkler & Boyd, P.A.